Exhibit 21.1

Global Power Equipment Group, Inc.

Registration Statement on Form 10

Exhibit 21.1

Subsidiaries of Global Power Equipment Group, Inc.

Consolidated Subsidiaries	Where Organized

Braden Construction Services, Inc.	Delaware
Braden Manufacturing, L.L.C.	Delaware
Deltak, L.L.C.	Delaware
Global Power Professional Services L.L.C.	Delaware
Williams Industrial Services Group, L.L.C.	Delaware
Construction & Maintenance Professionals, LLC	Georgia
Williams Global Services, Inc.	Georgia
Williams Industrial Services, LLC	Georgia
Williams Plant Services, LLC	Georgia
Williams Specialty Services, LLC	Georgia
Deltak Construction Services, Inc.	Wisconsin
Braden Manufacturing SA de CV	Mexico
Braden-Europe BV	The Netherlands
Global Power Equipment Group (Hong Kong) Limited	Hong Kong
Braden Power Equipment (Shanghai) Co., Ltd.	Peoples Republic of China